Exhibit 99.1

Albany International Updates Expectations for Aerospace Business
and the Company's 2024 Full Year Outlook
Company to Hold Conference Call Today at 8:30 a.m. ET to Discuss Update

Rochester, N.H. – October 3, 2024 – Albany International Corp. (NYSE: AIN) announced today that it is providing a preliminary update to its full year outlook largely to reflect revised revenue and profitability expectations for the aerospace business within its Engineered Composites (AEC) segment.

Following its regular quarterly review of program costs and estimates relative to certain large complex aerospace contracts the Company has updated its labor, material input and scrap cost assumptions over the duration of certain long-term contracts. These increased cost assumptions as well as the impact of suspended production at a key customer pending their union negotiations will result in an approximate $24 million negative Estimate-at-Completion (EAC) adjustment in the third quarter of 2024. Changes in other forecast assumptions are projected to lower second-half pre-tax earnings by an additional $8 million.

“We continue to see momentum in both Machine Clothing and Engineered Composites. The Heimbach integration remains on track, and Albany’s differentiated innovation is translating into robust demand across both segments,” said President and CEO, Gunnar Kleveland. “At the same time, growth in our aerospace programs is resulting in more complex projects, where the manufacturing learning curve and labor ramp are steeper.”

“Notwithstanding these changes, we expect AEC will maintain high-teen EBITDA margins that are well above peer averages. With Chris Stone’s recent appointment as President of AEC, I am also confident that we will successfully execute on the opportunities in our growing aerospace business, which are being created by Albany’s advanced technology and deep customer relationships. Combined with the Company’s continued strong cash flows and financial strength, Albany has a solid foundation for success and value creation. Significant new orders to date this year and our substantial backlog reinforce the financial upside available to the Company,” concluded Kleveland.

Updated Outlook

The Company will review in detail its operating and financial performance when it reports its third quarter results.

For the full year of 2024, the Company is updating its guidance as follows:
•Total company revenue between $1.22 billion to $1.26 billion;
•Effective income tax rate of approximately 27%;
•Capital expenditures in the range of $90 million to $95 million;
•Adjusted diluted earnings per share between $2.90 and $3.40, with the second half EPS weighted towards the fourth quarter;
•Total company Adjusted EBITDA between $230 million to $250 million;
•Machine Clothing revenue between $740 million to $760 million;
•Machine Clothing Adjusted EBITDA between $235 million and $245 million;
•Albany Engineered Composites revenue between $480 million to $500 million; and
•Albany Engineered Composites Adjusted EBITDA between $65 million to $75 million.

The tables below provide a reconciliation of forecasted full-year 2024 Adjusted EBITDA and Adjusted Diluted EPS (non-GAAP measures) to the comparable GAAP measures:

Forecast of Full Year 2024 Adjusted EBITDA	Machine Clothing		AEC
(in millions)	Low	High	Low	High
Net income attributable to the Company (GAAP) (a)	$195	$207	$8	$18
Income attributable to the noncontrolling interest	—	—	(1)	(1)
Interest expense, net	—	—	—	—
Income tax expense	—	—	—	—
Depreciation and amortization	34	32	53	53
EBITDA (non-GAAP)	229	239	60	70
Restructuring expenses, net (b)	7	7	3	3
Foreign currency revaluation (gains)/losses (b)	(2)	(2)	—	—
Strategic/integration costs (b)	1	1	1	1
Pre-tax (income)/loss attributable to non-controlling interest	—	—	1	1
Adjusted EBITDA (non-GAAP)	$235	$245	$65	$75
(a) Interest, Other income/expense and Income taxes are not allocated to the business segments

Forecast of Full Year 2024 Adjusted EBITDA	Total Company
(in millions)	Low	High
Net income attributable to the Company (GAAP)	$78	$93
Income attributable to the noncontrolling interest	(1)	(1)
Interest expense, net	14	14
Income tax expense	29	35
Depreciation and amortization	94	93
EBITDA (non-GAAP)	214	234
Restructuring expenses, net (b)	10	10
Foreign currency revaluation (gains)/losses (b)	(2)	(2)
Strategic/integration costs (b)	4	4
Other transition expenses (b)	3	3
Pre-tax (income)/loss attributable to non-controlling interest	1	1
Adjusted EBITDA (non-GAAP)	$230	$250

	Total Company
Forecast of Full Year 2024 Earnings per share (diluted) (c)	Low	High
Net income attributable to the Company (GAAP)	$2.48	$2.98
Restructuring expenses, net (b)	0.29	0.29
Foreign currency revaluation (gains)/losses (b)	(0.03)	(0.03)
Other transition expenses (b)	0.10	0.10
Strategic/integration costs (b)	0.06	0.06
Adjusted Earnings per share (non-GAAP)	$2.90	$3.40

(b) Due to the uncertainty of these items, we are unable to forecast the full year impact of these items for 2024
(c) Calculations based on weighted average shares outstanding estimate of approximately 31.2 million

Conference Call Today

A conference call to discuss today’s announcement will be held today, October 3, 2024 at 8:30 a.m. Eastern Time. Interested parties are invited to listen to the webcast via the Company’s Investor Relations website at www.albint.com.

Interested parties may access dial information for the call by registering via web link here. A replay of the webcast will be available on the Company’s website at approximately Noon Eastern Time on October 3, 2024.

Preliminary Information

The unaudited financial and operational information presented in this press release is preliminary and may change. Albany’s International’s financial closing procedures with respect to the estimated financial information provided in this press release are not yet complete, and as a result, the Company’s final results may vary materially from the preliminary results included in this press release. The Company undertakes no obligation to update or supplement the information provided in this press release until the Company releases its financial statements for the three months ended September 30, 2024. The preliminary financial information included in this press release reflects the Company’s current estimates based on information available as of the date of this press release and has been prepared by Company management. This preliminary financial and operational information should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and is not necessarily indicative of the results to be achieved for any future periods. This preliminary financial and operational information could be impacted by the effects of financial closing procedures, final adjustments, and other developments.

Non-GAAP Measures

This release, including the conference call commentary associated with this release, contains certain non-GAAP measures, which should not be considered in isolation or as a substitute for the related GAAP measures. Such non-GAAP measures include EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin; and Adjusted diluted earnings per share (or Adjusted Diluted EPS). Management believes that these non-GAAP measures provide additional useful information to investors regarding the Company’s operational performance.

EBITDA (calculated as net income excluding interest, income taxes, depreciation, and amortization), Adjusted EBITDA, and Adjusted Diluted EPS are performance measures that relate to the Company’s continuing operations. The Company defines Adjusted EBITDA as EBITDA excluding costs or benefits that are not reflective of the Company’s ongoing or expected future operational performance. Such excluded costs or benefits do not consist of normal, recurring cash items necessary to generate revenues or operate our business. Adjusted EBITDA margin represents Adjusted EBITDA expressed as a percentage of net revenues.

The Company defines Adjusted Diluted EPS as diluted earnings per share (GAAP), adjusted by the after tax per share amount of costs or benefits not reflective of the Company’s ongoing or expected future operational performance. The income tax effects are calculated using the applicable statutory income tax rate of the jurisdictions where such costs or benefits were incurred or the effective tax rate applicable to total company results.

The Company’s Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted Diluted EPS may not be comparable to similarly titled measures of other companies.

We encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Forward-Looking Statements

This press release may contain statements, estimates, guidance, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” “look for,” “guidance,” “guide,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Because forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q), actual results may differ materially from those expressed or implied by such forward-looking statements.

Forward-looking statements in this release or in the webcast include, without limitation, statements about macroeconomic conditions, including inflationary cost pressures, as well as global events, which include but are not limited to geopolitical events; paper-industry trends and conditions during the current year and in future years; expectations in the current period and in future periods of revenues, EBITDA, Adjusted EBITDA (both in dollars and as a percentage of net revenues), Adjusted Diluted EPS, income, gross profit, gross margin, cash flows and other financial items in each of the Company’s businesses, and for the Company as a whole; the timing and impact of production and development programs in the Company’s AEC business segment and the revenues growth potential of key AEC programs, as well as AEC as a whole; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization; future debt and net debt levels and debt covenant ratios; and changes in currency rates and their impact on future revaluation gains and losses. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products. Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect in some cases.

About Albany International Corp.

Albany International is a leading developer and manufacturer of engineered components, using advanced materials processing and automation capabilities, with two core businesses.

•Machine Clothing is the world’s leading producer of custom-designed, consumable belts essential for the manufacture of paper, paperboard, tissue and towel, pulp, non-wovens and a variety of other industrial applications.
•Albany Engineered Composites is a growing designer and manufacturer of advanced materials-based engineered components for demanding aerospace applications, supporting both commercial and military platforms.

Albany International is headquartered in Rochester, New Hampshire, operates 32 facilities in 14 countries, employs approximately 6,000 people worldwide, and is listed on the New York Stock Exchange (Symbol: AIN). Additional information about the Company and its products and services can be found at www.albint.com.

Investor / Media Contact:
JC Chetnani
VP-Investor Relations and Treasurer
+1 (603) 330-5851
jc.chetnani@albint.com